Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-264448 on Form S-3 and Registration Statement No. 333-223906 on Form S-8 of our reports dated February 18, 2025, relating to the financial statements of Industrial Logistics Properties Trust and the effectiveness of Industrial Logistics Properties Trust's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 18, 2025